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                                                               Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of the
Brazos Mutual Funds

We consent to the inclusion by reference in Post-Effective Amendment No. 6 to the Registration Statement of Brazos Mutual Funds on Form N-1A of our report dated December 30, 1998, on our audits of the financial statements and financial highlights of Brazos Small Cap Growth Portfolio and Brazos Real Estate Securities Portfolio (two of the portfolios constituting the Brazos Mutual Funds), which report is included in the Annual Report to Shareholders for the year ended November 30, 1998, which is included in the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants and Legal Counsel" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
May 28, 1999